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FOR IMMEDIATE RELEASE:

CONTACT:
GRACE PROTOS
MACKENZIE PARTNERS
(212) 929-5500


                    NETMANAGE, INC. ANNOUNCES EXPIRATION AND
          SUCCESSFUL COMPLETION OF TENDER OFFER FOR SHARES OF WALL DATA
                                  INCORPORATED


     CUPERTINO, CA -- November 26, 1999 -- NetManage Acquisition Corporation, a wholly-owned subsidiary of NetManage, Inc. (Nasdaq: NETM) announced today the successful completion and expiration of its offer to purchase all outstanding shares of common stock of Wall Data Incorporated (Nasdaq: WALL) on November 24, 1999.



     Approximately 9,104,225 shares were deposited under the offer prior to midnight on November 24, 1999, representing approximately 89.23% of the outstanding common stock of Wall Data Incorporated. Approximately 534,134 of the shares deposited were deposited via Notice of Guaranteed Delivery.



     All of the conditions of the offer have been satisfied. NetManage Acquisition Corporation will instruct the Depositary to accept for payment all validly tendered shares. NetManage Acquisition Corporation intends to exercise its right to acquire all of the remaining shares of common stock of Wall Data Incorporated which were not deposited under the offer pursuant to the Washington Business Corporation Act.


     Further information is available from the Information Agent, MacKenzie Partners, Inc. at (212) 929-5500 or (800) 322-2885.